FOR IMMEDIATE RELEASE

         DATE:       August 30, 2005
         CONTACT:    Ted Hollinger
         PHONE:      515 295 3178
         EMAIL:      thollinger@hydrogenenginecenter.com

   Green Mt. Labs, Inc. Announces Acquisition of Hydrogen Engine Center, Inc.
               and Forthcoming Form 8-K and Financial Statements

Algona, Iowa, August 30, 2005 - Green Mt. Labs., Inc., a Nevada corporation (the "Company") announced today that it has closed the agreement to acquire Hydrogen Engine Center, Inc., an Iowa corporation ("HECI"). The acquisition is being facilitated by merging its newly created, wholly-owned subsidiary, Green Mt. Acquisitions, Inc., with and into HECI with HECI being the surviving entity. The merger became effective as of the filing of the Articles of Merger with the Secretaries of State for Iowa and Nevada on August 30, 2005. As a result of the merger, HECI became the wholly-owned subsidiary of the Company and the Company will change its name to Hydrogen Engine Center, Inc. upon the filing of an amendment to its Certificate of Incorporation. The Company currently trades on the Over the Counter Bulletin Board under the symbol "GMTL-OB" and expects to apply for a new trading symbol immediately after the effective time of the merger. Not later than four business days after the effective time of the merger, the Company will file with the Securities and Exchange Commission an appropriate report describing this transaction on Form 8-K and including required financial statements.


All persons who were officers and directors of the Company prior to the effective time of the merger have resigned and the following persons have been appointed to serve as new directors of the Company, effective immediately:
Theodore G. Hollinger, Rick Kremer, Mike Schiltz and Thomas Trimble.

Ted Hollinger, who has been named President and Chief Technology Officer of the Company, stated, "The completion of this merger provides the platform by which Hydrogen Engine Center can become known as a center of excellence for the commercialization today of hydrogen internal combustion engines for specific industrial uses, such as in airport ground support equipment and in power generation that is not dependant upon the establishment of a national hydrogen delivery infrastructure."

Hydrogen Engine Center, Inc. designs, develops and manufactures internal combustion engines for the industrial and power generation markets. The engines are capable of being fueled with either gasoline or hydrogen. The Company was incorporated on May 19, 2003 by Mr. Ted Hollinger. Mr. Hollinger was formerly Director of Power Conversion for the Ecostar Division of Ford Motor Company and formerly Power Conversion Group Vice President of Ballard Power Systems, responsible for development of hydrogen engine gensets. HECI is currently located at 602 East Fair Street, Algona, IA 50511 and has commenced building a 140,000 sq. ft. manufacturing facility in the same city.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.
                                      ###